EXHIBIT 2.4

THIRD AMENDMENT TO

MERGER AGREEMENT

This THIRD AMENDMENT TO MERGER AGREEMENT (this “Amendment”), executed and effective as of March 13, 2023 (the “Effective Date”), is made by and among SilverSun Technologies, Inc., a Delaware Corporation (“Parent”), Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub I”), Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Parent and Merger Sub I, the “Parent Entities”), and Rhodium Enterprises, Inc., a Delaware corporation (the “Company”, and collectively with the Parent Entities, the “Parties”), to that certain Agreement and Plan of Merger, dated as of September 29, 2022 (as amended, the “Merger Agreement”), by and among the Parties.

WITNESSETH:

WHEREAS, in accordance with Section 8.08 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by the Parent Entities and Company; and

WHEREAS, each of the Parent Entities and the Company desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Parent Entities and the Company agree as follows:

1. Section 7.02 (a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(a) if the if the Closing has not occurred on or before June 30, 2023 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.02(a) shall not be available to any Party who is then in material breach of this Agreement;

2. Except as expressly amended or modified hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect among the Parties. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound by this Amendment.

3. All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Merger Agreement. Each reference to “this Agreement” and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Merger Agreement as amended by this Amendment.

4. This Amendment may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (.pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

5. The provisions of Article 8 of the Merger Agreement are incorporated by reference, mutatis mutandis, as if set forth in full in this Amendment.

6. Each party to this Amendment represents and warrants that it has obtained all corporate, board and other approvals necessary to execute and deliver this Amendment and for this Amendment to be effective.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

PARENT

SilverSun Technologies, Inc.

By:   /s/ Mark Meller

Name: Mark Meller

Title: Chief Executive Officer

MERGER SUB I

Rhodium Enterprises Acquisition Corp.

By:   /s/ Mark Meller

Name: Mark Meller

Title: Chief Executive Officer

MERGER SUB II

Rhodium Enterprises Acquisition LLC

By:   /s/ Mark Meller

Name: Mark Meller

Title: Chief Executive Officer

COMPANY

Rhodium Enterprises, Inc.

By:   /s/ Chase Blackmon

Name: Chase Blackmon

Title: Chief Executive Officer